Crusade No. 1 of 2007   **FULL PRICING DETAILS*
*****************************************************************************************
CLS      SIZE     RATING (S/M/F)   WAL      WINDOW       BENCH   LEVEL   $$$PX    LEADS
 A1   USD1.450bn   AAA/Aaa/AAA    2.94   Apr 07~Jul 14    3mL     +6bp  100-00   CS, RBS
 A2    Eur600m     AAA/Aaa/AAA    2.94   Apr 07~Jul 14    3mE     +7bp  100-00   CS, RBS
 A3    AUD700m     AAA/Aaa/AAA    2.86   Apr 07~Jul 14    1mB    +15bp  100-00   CS, RBS,
                                                                                   SGB
 B     AUD64.6m      AA/--/AA     5.02   Apr 10~Jul 14   3mBBSW  +19bp  100-00     CS
 C     AUD29.5m     A+/--/AA-     4.94   Apr 10~Jul 14   3mBBSW  +28bp  100-00     CS
**************************CS WILL BILL & DELIVER*****************************************
Collateral:  Prime Aussie mortgages.  100% LMI.  WA LTV:  65%.

WA Seasoning: 20 months

Settlement: March 15 2007                            First Pay:  Apr 2007

Pay Frequency:  Quarterly on 19th, Jan, Apr, Jul & Oct

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO
THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE
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